EXHIBIT 1

EURO DISNEY S.C.A. GROUP

First Half 2004 Results Announcement

Six Months Ended March 31, 2004

SUMMARY CONSOLIDATED BALANCE SHEETS

		September 2003			March 2004/ Pro-Forma
	March	Pro-	Accounting	As-	2003
(unaudited, € in millions)	2004	Forma	Changes	Reported	Amount

Tangible and Intangible assets	2,455.2	2,519.9	1,534.3	985.6	(64.7)

Financial Assets	74.7	104.5	(1,227.7)	1,332.2	(29.8)

Cash and Short-term Investments	101.6	94.7	48.6	46.1	6.9

Other Assets	169.2	171.7	7.1	164.6	(2.5)

Deferred Charges	60.2	63.6	8.5	55.1	(3.4)

Total Assets	2,860.9	2,954.4	370.8	2,583.6	(93.5)

Share Capital and Share Premium	1,093.9	1,093.9	—	1,093.9	—
Accumulated Deficit	(1,270.0)	(1,161.1)	(1,151.6)	(9.5)	(108.9)
Shareholders’ Equity (Deficit)	(176.1)	(67.2)	(1,151.6)	1,084.4	(108.9)

Minority Interests	(83.3)	(79.7)	(79.7)	—	(3.6)

Quasi-Equity	153.6	152.8	—	152.8	0.8

Provisions for Risks and Charges	124.5	120.1	—	120.1	4.4

Borrowings	2,426.7	2,448.4	1,580.9	867.5	(21.7)

Current Liabilities and Deferred Revenues	415.5	380.0	21.2	358.8	35.5

Total Shareholders’ Equity and Liabilities	2,860.9	2,954.4	370.8	2,583.6	(93.5)